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                                                                Exhibit 23(e)(2)


                   ADDENDUM NO. 2 TO DISTRIBUTION AGREEMENT

     This Addendum No. 2, dated as of the 15th day of December 2000, between THE COMMERCE FUNDS, a Delaware Business Trust having its principal office and place of business at 4900 Sears Tower, Chicago, Illinois (the "Trust") and GOLDMAN, SACHS & CO., with its principal office and place of business in Chicago, Illinois (the "Distributor");

          WHEREAS, the Trust and the Distributor have entered into a Distribution Agreement dated as of October 18, 1994, as amended on February 18, 1997 (together, the "Distribution Agreement"), pursuant to which the Trust appointed the Distributor to act as the distributor to the Trust for its Short-Term Government Fund, Bond Fund, Balanced Fund, Growth Fund, Value Fund, International Equity Fund, MidCap Growth Fund, National Tax-Free Intermediate Bond Fund and Missouri Tax-Free Intermediate Bond Fund(each a "Fund");

          WHEREAS, the Trust has notified the Distributor that it has established a Core Equity Fund and Kansas Tax-Free Intermediate Bond Fund, and that it desires to retain the Distributor to act as the distributor therefor, and the Distributor has notified the Trust that it is willing to serve as distributor for the Core Equity Fund and Kansas Tax-Free Intermediate Bond Fund;

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.   Appointment.  The Trust hereby appoints the Distributor to act as
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distributor to the Trust for the Core Equity Fund and the Kansas Tax-Free
Intermediate Bond Fund, for the period and on the terms set forth in the Distribution Agreement. The Distributor hereby accepts such appointment and agrees to render the services set forth in the Distribution Agreement for the compensation provided in the Distribution Agreement.

          2.   Capitalized Terms. From and after the date hereof, the term
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"Fund" as used in the Distribution Agreement shall be deemed to include the Core
Equity Fund and Kansas Tax-Free Intermediate Bond Fund. Capitalized terms used herein and
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not otherwise defined shall have the meanings ascribed to them in the
Distribution Agreement.

          3. Miscellaneous. Except to the extent supplemented hereby, the Distribution Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby. This Addendum No. 2 may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.


                                        THE COMMERCE FUNDS


                                        By: /s/ William R. Schuetter
                                           -------------------------
                                           William R. Schuetter
                                           Vice President

                                        GOLDMAN, SACHS & CO.


                                        By: /s/ John Perlowski
                                           ---------------------------
                                           Name:  John Perlowski
                                           Title: Vice President

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